Exhibit 99.1

CNH Industrial announces voting results of Annual General Meeting and publishes 2022 Sustainability Report

London, April 14, 2023

Today, the Annual General Meeting (“AGM”) of CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) approved the Company’s 2022 EU–IFRS Annual Report (including the Consolidated Financial Statements and Separate Financial Statements of CNH Industrial N.V.) and a dividend of €0.36 per common share (equivalent to a total distribution of approximately €483 million), and the AGM positively advised on the application of the Remuneration Policy in 2022.

Suzanne Heywood and Scott W. Wine were appointed as executive directors. Elizabeth Bastoni, Howard W. Buffett, Richard J. Kramer, Karen Linehan, Alessandro Nasi, Vagn Sørensen and Åsa Tamsons were appointed as non-executive directors. In addition, Deloitte Accountants B.V. was appointed as independent auditor for the 2024 financial year.

Details of all matters approved today by the AGM are available on the Company’s website (www.cnhindustrial.com).

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The dividend will be paid on May 3, 2023. The outstanding common shares will be quoted ex-dividend from April 24, 2023, and the record date for the dividend will be April 25, 2023 on both Euronext Milan and the NYSE. Shareholders holding the Company’s common shares that on the record date are traded on the NYSE will receive the dividend in U.S. dollars at the official USD/EUR exchange rate of April 20, 2023 reported by the European Central Bank.

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Concurrently with the AGM, the Company published its 2022 Sustainability Report. This Report has been prepared in accordance with the GRI Standards: Core Option and the Sustainability Accounting Standards Board (SASB), the main international frameworks for sustainability reporting. It includes the previous sustainability priorities, related strategic targets and the main results achieved by CNH Industrial

To consult the Report online, visit: bit.ly/CNHISustainabilityReport22

CNH Industrial N.V. 25 St. James’ Street London, SW1A 1HA United Kingdom

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland Agriculture supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions.

Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 40,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Contacts:

Media Relations

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com